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SELECTQUOTE NAMES ROBERT GRANT PRESIDENT

OVERLAND PARK, Kan. (Oct. 14, 2021) –SelectQuote, Inc. (NYSE: SLQT) today announced that its Board of Directors has promoted Robert “Bob” Grant to the role of President of SelectQuote, effective Oct. 28, 2021.

“Bob has earned this promotion with the success SelectQuote has experienced in our Senior Division and with the addition of our Population Health platform that provides great synergy with our core Medicare business,” said Tim Danker, CEO. “Bob’s leadership, not only in the Senior Division but across other areas of our business, has been critically important in helping our company profitably grow and scale. The Board of Directors and I could not be happier for Bob in this expanded role.”

Mr. Grant has been instrumental in the development of Population Health, a healthcare services platform, and SelectRx, which were unveiled in May to help Medicare Advantage customers lead healthier lives by assisting them in better utilizing their plan benefits and simplifying their medication experience through education and medication management.

Mr. Grant, who received his undergraduate degree from the University of Kansas, has been the President of SelectQuote’s Senior Division since 2019, and was previously the Company’s Chief Revenue Officer from 2017-2019. He has also served as Senior Vice President of Sales for the Life Division, and as the Director of Sales and Operations for the Senior Division.
About SelectQuote:
Founded in 1985, SelectQuote (NYSE: SLQT) provides solutions that help consumers protect their most valuable assets: their families, health and property. SelectQuote pioneered the model of providing unbiased comparisons from multiple, highly-rated insurance companies allowing consumers to choose the policy and terms that best meet their unique needs. Two foundational pillars underpin the company’s success: a strong force of highly-trained and skilled agents who provide a consultative needs analysis for every consumer, and proprietary technology that sources and routes high-quality leads. SelectQuote has three core business lines: SelectQuote Senior, SelectQuote Life and SelectQuote Auto and Home. SelectQuote Senior, the largest and fastest-growing business, serves the needs of a demographic that sees 10,000 people turn 65 each day with a range of Medicare Advantage and Medicare Supplement plans. In 2021, SelectQuote expanded its business with the addition of Population Health, a healthcare services company, and SelectRx, a specialty medication management pharmacy.

Media Contact: Kelly Hale Communications Manager SelectQuote, Inc. kelly.hale@selectquote.com O: 913.894.5569	Matt Gunter Communications and Investor Relations SelectQuote, Inc. matt.gunter@selectquote.com O: 913.286.4931